Exhibit 99.1

CAPE BANCORP, INC. REPORTS

FIRST QUARTER 2013 RESULTS

Cape May Court House, New Jersey, April 19, 2013—Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank (the “Bank”), announces its operating results for the quarter ended March 31, 2013.

For the quarter ended March 31, 2013, Cape Bancorp reported net income of $1.5 million, or $0.12 per common and fully diluted share, compared to $1.5 million, or $0.12 per common and fully diluted share for the quarter ended March 31, 2012.

On February 22, 2013, the Board of Directors declared a cash dividend of $0.05 per common share to shareholders of record as of the close of business March 8, 2013. The dividend was payable on March 22, 2013.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“We believe that the first quarter has provided us with a solid beginning to achieve our goals for 2013.

“We were pleased to see an improvement in loan demand which resulted in some modest growth of the Bank’s commercial and residential loan portfolios. In addition, we were able to make further progress in reducing troubled credits.

“We continued to see improvement in credit quality with the percentage of non-performing loans to total gross loans dropping to 2.46% at March 31, 2013, down from 2.67% at December 31, 2012 and 3.57% at March 31, 2012. All credit metrics improved again this quarter with the Adversely Classified Asset ratio at 27% compared to 30% at December 31, 2012 and 46% at March 31, 2012.

“The net interest margin increased to 3.79% for the three months ended March 31, 2013 compared to 3.76% for the three months ended December 31, 2012 and 3.74% for the three months ended March 31, 2012.

“Finally, management has also reemphasized the importance of actively managing the Company’s equity. On April 18, 2013, we announced a 5% stock repurchase plan. This and our quarterly cash dividend are integral components of our 2013 capital management initiatives.”

The following are significant factors which contributed to the operating results of the comparative quarters:

•

The net interest margin was 3.79% for the first quarter ended March 31, 2013, an increase of 5 basis points from the first quarter ended March 31, 2012. Average interest-earning assets declined $19.8 million for the three months ended March 31, 2013 compared to the 2012 period while interest-bearing liabilities declined $45.6 million during the same period. The yield on interest-earning assets declined 37 basis points to 4.42% for the three months ended March 31, 2013 compared to 4.79% for the same three month period a year ago, while the cost of interest-bearing liabilities declined 44 basis points to 0.75% for the three months ended March 31, 2013 compared to 1.19% for the 2012 three month period. The first quarter of 2013 benefited from the previously disclosed debt extinguishment in the second quarter of 2012 and the further restructuring of debt in the third quarter of 2012.

•

The loan loss provision for the first quarter of 2013 totaled $297,000 compared to $673,000 for the quarter ended March 31, 2012. Loan charge-offs for the first quarter of 2013 were significantly lower and totaled $497,000 compared to $1.0 million for the three months ended March 31, 2012.

•	Net gains on sales of investment securities totaled $290,000 for the three months ended March 31, 2013, compared to $188,000 for the three months ended March 31, 2012.

•	Net gains on the sale of loans totaled $270,000 for the three months ended March 31, 2013, compared to $83,000 for the three months ended March 31, 2012.

•

Loan related expenses (real estate taxes, insurance, legal and other) totaled $341,000 for the first quarter ended March 31, 2013 compared to $677,000 for the same period in 2012. The 2012 first quarter included higher real estate tax expense ($154,000) and higher legal expenses ($142,000).

Cape Bancorp’s total assets at March 31, 2013 totaled $1.033 billion, a decrease of $7.6 million from the December 31, 2012 level of $1.041 billion.

Total net loans increased $6.2 million to $720.6 million at March 31, 2013, from $714.4 million at December 31, 2012. This change resulted primarily from increases in commercial loans of $4.5 million and increases in mortgage loans totaling $3.3 million. Consumer loans declined $1.6 million. The allowance for loan losses totaled 1.33% of gross loans and 53.79% of non-performing loans at March 31, 2013. The Company’s Adversely Classified Asset Ratio at March 31, 2013 was 27%, a significant improvement from 46% at March 31, 2012.

At March 31, 2013, the Company had $18.0 million in non-performing loans, or 2.46% of total gross loans, a decrease from 2.67% of total gross loans at December 31, 2012, and 3.57% at March 31, 2012. Included in non-performing loans are troubled debt restructurings totaling $3.1 million at March 31, 2013 and $3.5 million at December 31, 2012, respectively.

Other real estate owned (“OREO”) decreased $1.1 million from $7.2 million at December 31, 2012 to $6.1 million at March 31, 2013, and consisted at March 31, 2013 of fourteen commercial properties and thirty-two residential properties (including twenty-seven building lots). During the quarter ended March 31, 2013, the Company added three commercial properties to OREO with an aggregate carrying value of $1.7 million. In addition, two commercial OREO properties and three residential OREO properties with aggregate carrying values totaling $2.6 million were sold during the quarter ended March 31, 2013 with recognized net gains of $21,000.

At March 31, 2013, Cape Bancorp’s core deposits totaled $544.0 million which represented an increase of $1.6 million from the December 31, 2012 level of $542.4 million. Non-interest bearing deposits increased $1.4 million, NOW and money market accounts increased $146,000, and savings accounts increased $97,000. Certificates of deposit totaled $230.0 million, a decline of $8.6 million from December 31, 2012. At March 31, 2013, deposits totaled $778.5 million compared to $784.6 million at December 31, 2012.

Cape Bancorp’s total equity increased to $151.3 million at March 31, 2013 from $150.8 million at December 31, 2012. Tangible equity to tangible assets increased to 12.72% at March 31, 2013 compared to 12.57% at December 31, 2012. At March 31, 2013, Cape Bank’s regulatory capital ratios for Tier I Leverage Ratio, Tier I Risk-Based Capital and Total Risk-Based Capital were 10.42%, 14.11% and 15.36%, respectively, all of which exceed well capitalized status.

Cape Bancorp, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Statements of Income Data:
Interest income	$10,108	$10,511	$11,289
Interest expense	1,449	1,617	2,469

Net interest income	8,659	8,894	8,820
Provision for loan losses	297	1,910	673

Net interest income after provision for loan losses	8,362	6,984	8,147
Non-interest income	1,695	1,978	1,605
Non-interest expense	7,573	7,507	7,430

Income (loss) before income taxes	2,484	1,455	2,322
Income tax expense (benefit)	969	995	784

Net income (loss)	$1,515	$460	$1,538

Basic Earnings (loss) per share1	$0.12	$0.04	$0.12

Basic Average shares outstanding	12,499,492	12,474,434	12,426,966

Diluted Earnings (loss) per share1	$0.12	$0.04	$0.12

Diluted Average shares outstanding	12,518,022	12,475,574	12,428,640

Shares outstanding	13,344,776	13,336,776	13,314,111

Statements of Condition Data (Period End):
Investments	$170,035	$170,857	$184,156
Loans, net of allowance	$720,648	$714,396	$717,556
Allowance for loan losses	$9,681	$9,852	$12,361
Total assets	$1,033,221	$1,040,798	$1,059,036
Total deposits	$778,454	$784,591	$764,697
Total borrowings	$97,901	$97,965	$139,717
Total equity	$151,346	$150,826	$147,639
Statements of Condition Data (Average Balance):
Total interest-earning assets	$927,760	$940,523	$947,561
Total interest-bearing liabilities	$785,979	$799,436	$831,576
Operating Ratios:
ROAA	0.60%	0.18%	0.58%
ROAE	4.06%	1.21%	4.18%
Yield on Earning Assets	4.42%	4.45%	4.79%
Cost of Interest Bearing Liabilities	0.75%	0.80%	1.19%
Net interest margin	3.79%	3.76%	3.74%
Efficiency ratio	73.18%	70.74%	71.87%
Capital Ratios:
Tier 1 Leverage Ratio	10.42%	10.36%	9.48%
Tier 1 Risk-Based Capital Ratio	14.11%	14.12%	12.86%
Total Risk-Based Capital Ratio	15.36%	15.38%	14.11%
Tangible equity/tangible assets	12.72%	12.57%	12.04%
Book value	$11.34	$11.31	$11.09
Tangible book value	$9.63	$9.60	$9.37
Stock price	$9.16	$8.69	$7.98
Price to book value	80.78%	76.83%	71.96%
Price to tangible book value	95.12%	90.52%	85.17%
Quality Ratios:
Non-performing loans to total gross loans	2.46%	2.67%	3.57%
Non-performing assets to total assets	2.38%	2.61%	3.25%
Texas ratio	17.81%	19.70%	25.09%
Allowance for loan losses to non-performing loans	53.79%	50.86%	47.39%
Allowance for loan losses to total gross loans	1.33%	1.36%	1.69%
Net charge-offs to average loans	0.26%	2.46%	0.53%

1	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

Cape Bancorp, Inc.

Delinquency Summary

Period Ending:	3/31/2013			12/31/2012			3/31/2012
	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$972,424	0.13%	8	$638,991	0.09%	7	$3,226,377	0.44%	16
60-89	546,451	0.08%	7	988,791	0.14%	10	1,631,259	0.22%	9
90+	13,249,335	1.81%	68	12,914,553	1.78%	70	25,690,063	3.52%	88

	14,768,210	2.02%	83	14,542,335	2.01%	87	30,547,699	4.19%	113
Non-Accrual Other	4,748,747	0.65%	15	6,454,745	0.89%	18	394,783	0.05%	2

Total Delinquency and Non-Accrual	$19,516,957	2.67%	98	$20,997,080	2.90%	105	$30,942,483	4.24%	115

Total Loans		$730,328,653			$724,247,596			$729,916,997

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$515,623	$81,941	$374,860	$—	$106,781	$532,210	$2,668,889	$126,452	$431,036
60-89	—	300,966	245,485	517,065	218,869	252,857	569,587	34,071	1,027,602
90+	9,075,462	764,461	3,409,412	8,388,810	841,528	3,684,215	20,427,311	668,005	4,594,747

	9,591,085	1,147,368	4,029,757	8,905,875	1,167,178	4,469,282	23,665,787	828,528	6,053,385
Non-Accrual Other*	4,748,747			6,454,745			394,783

Total Delinquency by Type	$14,339,832	$1,147,368	$4,029,757	$15,360,620	$1,167,178	$4,469,282	$24,060,570	$828,528	$6,053,385

Total Loans by Type	$445,338,063	$45,004,592	$239,985,998	$440,921,598	$46,648,973	$236,677,025	$430,286,403	$47,884,115	$251,746,479

% of Total Loans in Type	3.22%	2.55%	1.68%	3.48%	2.50%	1.89%	5.59%	1.73%	2.40%

Total Delinquency and Non-Accrual		$19,516,957	2.67%		$20,997,080	2.90%		$30,942,483	4.24%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

NOTE: Excluded from the table above are $885,000 of commercial loans classified as Loans Held for Sale all of which are over 90 days delinquent.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2012	March 15, 2013